EXHIBIT 10.3

BOARD MEMBER AGREEMENT

This BOARD MEMBER AGREEMBENT (THIS AGREEMENT) is made and entered into this 26th day of March 2024, by and between AMJ GLOBAL TECHNOLOGY (Company) and Jesse Anglen an Individual residing in the State of Idaho (Board Member)

RECITALS:

WHEREAS THE Bylaws of the Company authorize its Board of Directors to appoint Board Members individuals who possess, in the opinion of the directors, expertise that would enhance Board of Directors.

WHEREAS, the Board of Directors has determined that Jesse Anglen possesses expertise that will aid the Board of Directors and have elected Jesse Anglen to serve as an Board Member of the Company.

WHEREAS the Bylaws of the Company require that no person may serve as a Board Member without first agreeing to certain requirements.

NOW, THEREFORE, in consideration of One Hundred Thousand (100,000) shares of restricted stock in AMJ GLOBAL TECHNOLOGY, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Company and Jesse Anglen hereby agree as follows:

AGREEMENT:

Section 1: Duties. Board Member agrees to serve the company and to make himself available

1.1 or in writing:

1.2.1. Board member will serve for not less than one year as a member and on at least one board committee established by the Company. Unless the parties shall otherwise agree, however, the Board Member shall not be obligated to devote in excess of 10 hours during any calendar month or 100 hours during any calendar year to the Company’s affairs. Without limiting the generality of the foregoing:

1.1 Board Committee. Board Member agrees to serve on any Board established by the Company.

Board Member agrees to counsel the Company’s management on issues proposed for decision which touch upon his areas of expertise. Board Member also agrees to provide strategic advice as requested by the Company’s Board of Directors or CEO to advise the Company’s executive team on strategic matters including the matters in the following list, and such other matters as the CEO may reasonably request, verbally

1.2.2. Providing your opinion to assist the Company Identifying strategic acquisitions.

1.2.3. Apprising the Company of technological, competitive, and other changes and developments that you may from time to time become aware of and that do not conflict with any other existing role or obligations Advisory Board Member may have.

1.2.4. Contributing in roles as deemed appropriate.

1.3. Board Participation. Board Member agrees to make best efforts to attend all Board meetings. Meeting participation shall include attendance and participation by teleconference, and it is expected that the Company will have four quarterly meetings each year.

1.4. Company Representative. To the extent agreed to in advance by Board Member, Company may include the Board Members name and capacity on the Company’s website.

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Section 2. Compensation. In compensation (Compensation) for the services provided herein, Board Member shall receive One Hundred Thousand (100,000) shares of common restricted stock. The Board Member shall be entitled to an additional One Hundred Thousand (100,000) shares of common restricted stock on the One-year anniversary of the signing of this agreement. The Company agrees to make every effort to register the shares issued within the first Six Months of the signing of this agreement.

Section 3. Expenses. The Company shall reimburse Board Member, on a monthly basis for all usual, reasonable and necessary expenses paid or incurred by the Advisory Board Member in connection with, it related to, the performance of the Board Members services under this Agreement, subject to pre-approval of the expenses by the Company and satisfactory receipt by the Company of appropriate documentary proof of all expenditures for which reimbursement Is sought and the approval thereof by the Company.

Section 4. Term and Termination; Resignation. This agreement shall expire upon written notice by the company to the Board Member at the address for notice set out in Section 8 below. The Board Member may resign on Thirty days (30) written notice for any reason or no reason. This agreement and any unvested or unearned rights to Compensation shall immediately terminate if Board Member fails to serve, resigns or is removed as a member of the Board of the Company.

Section 5. Status of Board Member. The parties hereto recognize that the status of Board Member does not have any business or authority in bind the Company or act on its behalf. Without the Boards approval.

Section 6. Disclosure of Interest. Upon learning that the Company is considering entering a contract or transaction with an enterprise in which the Board Member has a direct or indirect interest, whether individually or as a director, officer, employee, agent, or equity owner thereof, Member shall immediately notify the company of the material facts of his interest in such enterprise. Such notice shall be in writing and given to the Company at the address provided, unless the Member learns of such contract of transaction at a meeting the Board of Directors in which case such notice may be provided orally at such meeting to all members present.

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Section 7. Ownership of Intellectual Property. Member represents and acknowledges that the Company solely and exclusively owns all the rights, titles and interests in and to the Intellectual Property as defined below. The Company shall own all the work product.

Section 8. Confidentiality. Member acknowledges that in serving the capacity of a Board Member as contemplated by this agreement, he shall be given or obtain access to confidential and proprietary information of the Company which may include, without limitation, information concerning the Company’s financial condition, operations, markets, employees, agents, products, software, marketing strategy and techniques, and similar information which may otherwise become available during the term of the Agreement (Collectively the Confidential Information)Accordingly, Advisor agrees to retain in strict confidence all Confidential Information and not to use or disclose to others, or permit the use or disclosure of, any Confidential Information, except as may be authorized in writing by the Company. In the event of termination of this Agreement for any reason or by either party, Member shall forthwith deliver to the Company (without retaining copies thereof) any and all Confidential Information, documents or other written information obtained from the Company, and Advisor shall thereafter disclose or use any Confidential information relating to the Company or its affiliates or representatives in any way detrimental to the Company or its affiliates or representatives. Notwithstanding the foregoing, Confidential Information shall not include: (I)

Information which may be the public domain, now or when it becomes in the public domain in the future, other than by reason of a breach of this Agreement or any other confidentiality agreement and (II) information, which has come to the Member from lawful source not bound to maintain the confidentiality of the information, other than from the company. If disclosure is required by law, in the reasoned opinion of counsel to Member, Member shall give the Company at least thirty (30) days written notice before such disclosure and shall disclose only such information as is required by law and shall work to maintain the confidential nature of such disclosure. The provisions of this shall survive any termination of this Agreement. Member acknowledges that the violation of this Section 5 will result in irreparable injury to the Company and that in addition to monetary damages, the Company shall be entitled to (a) the issuance of a temporary restraining order, (b) a preliminary injunction, and (c) a permanent injunction to prohibit either the continuation of, or any additional breach of this Agreement.

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Section 9. Indemnification.

9.1 Generally. The Company shall indemnify Member against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Advisor in connection with any Proceeding to which he was, is or is threatened to be named a defendant or respondent, by reason, in whole or in part, of his serving or having served, as a Board Member of the Company. Provided, however that no indemnification shall be made under this Section 9 in respect of any judgment, penalty, fine, or amount paid in settlement in connection with any Proceeding in which Member shall have been found liable based on a breach of Section 8 of this Agreement. For the purposes hereof, “Proceeding “meaning any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding.

9.2 Advancement of Expenses. Reasonable expenses (including court costs and attorney’s fees) incurred by Member as a witness or a defendant or respondent in a Proceeding, or due to a threat to be named as such, shall be paid, or reimbursed by the Company in advance of the final disposition of such proceeding provided that such Proceeding is not based upon an alleged breach by Advisor.

Section 10. Notices. All notices, requests demands or other communication with respect to this agreement shall be in writing and addressed as follows.

To be Provided by Company and Member

Noncompetition Covenant. Ancillary to the otherwise enforceable agreements set forth in this Agreement, Member agrees as follows:

(i) During the term of this Agreement and for a period of Two Years following of this Agreement for any reason, Member shall not compete with the business of the Company. For purposes of this Agreement, “compete with the business of the Company” means enter or attempt to enter (on Members own behalf or on behalf of any other person or entity) a business relationship with any company or entity that (i) competes with the Company, (ii) was identified to Member by the Company, as a customer of the Company. Member agrees that the assertion or existence of claim by Member against the Company shall not be a defense to the enforcement of this paragraph by injunction or otherwise. (i) Due to the irreparable and continuing nature of the injury which would result from a breach of covenant, as described above. Member agrees that the Company may, in addition to any remedy which the Company may have at law or in equity, apply to any court of competent jurisdiction for the entry of an immediate order to restrain or enjoin the breach of this covenant and to enforce the provisions of this covenant otherwise specifically.

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Section 11. Miscellaneous Provisions

11.1 Assignment. No party hereto may assign this Agreement without the prior written consent of the other party except that the Company may assign this Agreement by conversion into another type of business organization or to any other successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets. This Agreement shall inure to the benefit of and be enforceable by successor.

11.2 Amendments. The parties hereto agree that this Agreement shall be modified only by written agreement signed by the parties hereto.

11.3 Governing Law. The Laws of the State of Nevada excluding it conflicts laws shall govern this Agreement the rights and obligations of the parties hereto, the entire relationship between the parties hereto, and all matters arising out of or relation to this Agreement.

11.4 Jurisdiction and Venue. The parties hereto agree this agreement shall be fully performable in Las Vegas Nevada.

11.5. Entire Agreement. The parties hereto acknowledge and agree that this Agreement is the complete and exclusive statement of the mutual understanding of the parties.

11.6. Severability. The provisions of this Agreement shall be severable, and if any provision of this Agreement is held to be invalid or unenforceable, it shall be construed to have the broadest interpretation that would render it valid and enforceable...

11.7. Entire Agreement. The parties hereto acknowledge and agree that this Agreement is the complete and exclusive statement of the mutual understanding of the parties.

11.8 Copies and Counterparts… this agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute on and the same instrument. A facsimile or other electronic transmission of this signed Agreement shall be legal and binding on all parties…

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

BOARD MEMBER TECHNOLOGY	COMPANY: AMJ GLOBAL

Jesse Anglen	Dr. Art Malone Jr CHMN CEO

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